EXHIBIT 3.1

ARTICLES OF AMENDMENT

TO THE

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

ELECTRO ENERGY INC.

                 Pursuant to the provisions of Section 607.1006 of the Florida Business Corporation Act (the “Act”), the undersigned corporation adopts the following Articles of Amendment to its Amended and Restated Articles of Incorporation, as amended (the “Articles of Incorporation”):

                 1.                 The name of the corporation is ELECTRO ENERGY INC. (the "Corporation").

                 2.                 The amendments to the Articles of Incorporation of the Corporation set forth below (the "Amendments") were adopted by the board of directors without shareholder action and shareholder action was not required.

                 3.                 The Amendments are as follows:

                                     a.                 Article VI of the Articles of Incorporation shall be amended and restated in its entirety as follows:

"ARTICLE VI.

The principal place of business and mailing address of this corporation shall be:

30 Shelter Rock Road Danbury, Connecticut 06810

Located in Fairfield County, Connecticut. The corporation shall have the power to establish other offices both within and without the State of Florida. The registered agent and the office of the registered agent shall be as follows:

CT Corporation System c/o C T Corporation System 1200 South Pine Island Road Plantation, Florida 33324"

                                     b.                 Article VIII of the Articles of Incorporation shall be amended and restated in its entirety as follows:

"ARTICLE VIII.

The names and post office addresses of the Board of Directors of the corporation are:

Martin G. Klein:	30 Shelter Rock Road, Danbury, CT 06810
Michael D. Eskra:	30 Shelter Rock Road, Danbury, CT 06810

Warren D. Bagatelle:	30 Shelter Rock Road, Danbury, CT 06810
Joseph Engelberger:	30 Shelter Rock Road, Danbury, CT 06810
Farhad Assari:	30 Shelter Rock Road, Danbury, CT 06810"

                                     c.                 Article IX of the Articles of Incorporation shall be amended and restated in its entirety as follows:

"ARTICLE IX.

The names and post office addresses of the Officers, subject to this Charter and the By-laws of the corporation and the laws of the State of Florida, who shall hold office until removal, resignation or an election is held by the Board of Directors for the election of the officers and the successors have been duly elected and qualified are:

Martin G. Klein, Chief Executive Officer:	30 Shelter Rock Road, Danbury, CT 06810

Michael D. Eskra, President and Chief Operating Officer:	30 Shelter Rock Road, Danbury, CT 06810

Audra J. Mace, Chief Financial Officer and Secretary:	30 Shelter Rock Road, Danbury, CT 06810"

                                     d.                 Article X of the Articles of Incorporation shall be deleted in its entirety.

                                     e.                 Pursuant to the authority vested in the Board of Directors of this Corporation in accordance with the provisions of the Articles of Incorporation, the said Board of Directors on August 9, 2004 adopted the following resolution increasing the number of shares constituting the series of Preferred Stock of the Corporation designated as "Series A Convertible Preferred Stock" from 5,500 shares to 5,600 shares:

“RESOLVED, that pursuant to the authority vested in the Board of Directors of this Corporation in accordance with the provisions of the Amended and Restated Articles of Incorporation, as amended, the number of shares constituting the series Preferred Stock of the Corporation designated as “Series A Convertible Preferred Stock” shall be increased from 5,500 shares to 5,600 shares.”

                 IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to the Articles of Incorporation to be signed in its name by its Chief Executive Officer as of this 30th day of August 2004.

ELECTRO ENERGY INC., a Florida Corporation

By:	/s/ Martin G. Klein

Name: Martin G. Klein
Title: Chief Executive Officer

HAVING BEEN NAMED AS REGISTERED AGENT AND TO RECEIVE SERVICE OF PROCESS FOR THE ABOVE STATED CORPORATION AT THE PLACE DESIGNATED IN THESE PROVISIONS, I HEREBY ACCEPT THE APPOINTMENT AS REGISTERED AGENT AND AGREE TO ACT IN THIS CAPACITY. I FURTHER AGREE TO COMPLY WITH THE PROVISIONS OF ALL STATUTES RELATIVE TO THE PROPER AND COMPLETE PERFORMANCE OF MY DUTIES, AND I AM FAMILIAR WITH AND ACCEPT THE OBLIGATIONS OF MY POSITION AS REGISTERED AGENT.

Date: 9/24/04	CT CORPORATION SYSTEM

	By:	/s/ Connie Bryan

Connie Bryan,
Special Assistant Secretary